WOLVERINE TUBE CANADA LIMITED PARTNERSHIP,
by its general partner, 3072453 NOVA SCOTIA COMPANY
and
WOLVERINE TUBE, INC.

as Vendors

and

2172945 ONTARIO LIMITED
and
BLACK ICE CAPITAL CORP.
as Purchasers

and

COPPER INVESTMENTS HOLDING INC.
SHARE AND ASSET PURCHASE AGREEMENT
July 8, 2008

Article 1 INTERPRETATION		1
1.1	Defined Terms.	1
1.2	Gender and Number.	7
1.3	Headings, etc.	7
1.4	Currency.	7
1.5	Certain Phrases, etc.	7
1.6	Knowledge.	8
1.7	Accounting Terms.	8
1.8	Schedules and Disclosure Letter.	8
1.9	References to Persons and Agreements.	8
1.10	Statutes.	9
1.11	Non-Business Days.	9
Article 2 PURCHASED SHARES, PURCHASED ASSETS AND PURCHASE PRICE		9
2.1	Purchased Shares.	9
2.2	Purchased Assets	9
2.3	Purchase Price.	9
2.4	Payment of the Purchase Price.	9
2.5	Escrow Amount.	10
2.6	Adjustments.	10
2.7	Determination of Adjustments.	11
2.8	Payment of Adjustments.	12
Article 3 REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND WOLVERINE		13
3.1	Representations and Warranties of the Vendor.	13
3.2	Representations and Warranties of Wolverine.	22

i

Article 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND BLACK ICE		23
4.1	Representations and Warranties of the Purchaser.	23
4.2	Representations and Warranties of Black Ice	25
Article 5 COVENANTS OF THE PARTIES		26
5.1	Conduct of Business Prior to Closing.	26
5.2	Access for Due Diligence.	27
5.3	Confidentiality.	27
5.4	Actions to Satisfy Closing Conditions.	27
5.5	Request for Consents.	27
5.6	Filings and Authorizations.	28
5.7	Risk of Loss.	28
5.8	Environmental Investigations.	28
5.9	Privacy.	29
Article 6 CONDITIONS OF CLOSING		30
6.1	Conditions for the Benefit of the Purchaser.	30
6.2	Conditions for the Benefit of the Vendor.	31
Article 7 CLOSING		33
7.1	Date, Time and Place of Closing.	33
7.2	Closing Procedures.	33
Article 8 TERMINATION		33
8.1	Termination Rights.	33
8.2	Effect of Termination.	33
Article 9 INDEMNIFICATION		34
9.1	Survival.	34

9.2	Indemnification in Favour of CIH.	35
9.3	Indemnification in Favour of the Vendor.	35
9.4	General Limitations.	36
9.5	Monetary Limitations.	38
9.6	Notification.	39
9.7	Procedure for Third Party Claims.	39
9.8	Exclusion of Other Remedies.	41
9.9	One Recovery.	41
9.10	Duty to Mitigate.	41
9.11	Adjustment to Purchase Price.	41
9.12	Indemnification by Wolverine Tube, Inc.	42
Article 10 POST-CLOSING COVENANTS		42
10.1	Creation of Amalgamated Corporation.	42
10.2	Pre-Closing Tax Returns	42
10.3	Access to Books and Records	43
10.4	Director and Officer Indemnification.	43
10.5	Further Assurances, Accounts Receivable.	44
10.6	Non-Competition - CIH and Affiliates.	44
10.7	Copper Rod and Bar Products.	45
10.8	Non Competition - Vendor and Affiliates.	45
10.9	Montreal Facility.	46
10.10	Portfolio Exemption.	47
10.11	Existing Contracts or Quotes.	47
Article 11 MISCELLANEOUS		47
11.1	Notices.	47

11.2	Time of the Essence.	48
11.3	Brokers.	49
11.4	Announcements.	49
11.5	Third Party Beneficiaries.	49
11.6	Expenses.	49
11.7	Amendments.	49
11.8	Waiver.	49
11.9	Non-Merger.	50
11.10	Entire Agreement.	50
11.11	Successors and Assigns.	50
11.12	Invalid Provisions.	50
11.13	Governing Law.	51
11.14	Counterparts.	51

SHARE AND ASSET PURCHASE AGREEMENT

Share and Asset Purchase Agreement dated July 8, 2008 between Wolverine Tube Canada Limited Partnership, by its general partner, 3072453 Nova Scotia Company (the "Vendor"), Wolverine Tube, Inc. ("Wolverine"), 2172945 Ontario Limited (the "Purchaser"), Black Ice Capital Corp. ("Black Ice") and Copper Investments Holding Inc. ("CIH").

ARTICLE 1

INTERPRETATION

1.1 Defined Terms.  Schedule 1.1

As used in this Agreement, the following terms have the following meanings:

"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, (i) owns or controls the first mentioned Person, (ii) is owned or controlled by the first mentioned Person, or (iii) is under common ownership or control with the first mentioned Person, and "control" means the ability, directly or indirectly, through the ownership of securities, by contract or otherwise, to exercise direction over the activities of a Person.

"Agreement" means this share and asset purchase agreement.

"Amalco" has the meaning specified in Section 10.1.

"Amalgamation Agreement" means the amalgamation agreement to be entered into between the Purchaser and the Corporation on the Closing Date.

"Auditor" means Ernst & Young LLP, the auditor of the Corporation.

"Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

"Black Ice" means Black Ice Capital Corp., an Ontario corporation.

"Business" means the copper tube mill operation currently carried on by the Corporation.

"Business Day" means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or Huntsville, Alabama.

"Canadian GAAP" means accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

"CIH" means Copper Investments Holding Inc.

"CIH Non-Compete Termination Date" means the fifth anniversary of the date of this Agreement.

"Closing" means the completion of the transaction of purchase and sale contemplated in this Agreement.

"Closing Date" means the date hereof or such later date as the Parties may mutually agree in writing.

"Confidential Information Memorandum" means the Wolverine Tube, Inc., London, Ontario, Canada Operations confidential information memorandum dated summer 2007, provided to Royal Capital Management Corp. by Lincoln International LLC.

"Confidentiality Agreement" means the confidentiality agreement dated June 2007 between Royal Capital Management Corp. and the Corporation.

"Corporation" means Wolverine Tube (Canada) Inc.

"Damages" means any actual losses, liabilities, damages or out-of-pocket expenses (including reasonable legal fees and expenses, but excluding loss of profits and special, indirect, consequential, punitive or aggravated damages) whether resulting from an action, suit, proceeding, arbitration, claim, demand or investigation that is instituted or asserted by a third party, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third party.

"Direct Claim" means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

"Disclosure Letter" means the disclosure letter dated the date of this Agreement and delivered by the Vendor to the Purchaser with this Agreement.

"Draft Adjustment" has the meaning specified in Section 2.7(a).

"Effective Date" means May 25, 2008.

"Effective Date Balance Sheet" means the internally prepared statement of net asset position attached as an Exhibit to the Disclosure Letter.

"Employee Plans" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former officers or employees of the Corporation maintained, sponsored or funded by the Corporation, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, all of which are set out in Section 3.1(bb) of the Disclosure Letter.

"Escrow Agreement" has the meaning specified in Section 2.5.

"Escrow Fund" has the meaning specified in Section 2.4(c).

"Escrow Release Notice" has the meaning specified in the Escrow Agreement.

"Environmental Actions" means any claim, action, cause of action or investigation by any Person alleging liability based on (i) any violation of any Environmental Laws, or (ii) any obligation or liability arising under any Environmental Laws.

"Environmental Claims" has the meaning specified in Section 9.4(d).

"Environmental Laws" means all applicable Laws and agreements with Governmental Entities and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws, agreements or statutory requirements.

"Financial Statements" means the unaudited financial statements of the Corporation for the fiscal years ending December 31, 2005, 2006 and 2007, consisting of a balance sheet and the accompanying statement of income for the years then ended.

"General Partner" means 3072453 Nova Scotia Company.

"Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other government, (ii) any subdivision, department, court, commission, board, bureau, agency or authority of any government, or (iii) any quasi-governmental or private body exercising any regulatory, rule-making, expropriation, taxing or other governmental or quasi-governmental authority, including any applicable stock exchange or other securities marketplace.

"Indemnified Person" means a Person with indemnification rights or benefits under 9.2 or Section 9.3, or otherwise under this Agreement.

"Indemnifying Party" means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 9.

"Intellectual Property" means domestic and foreign intellectual property rights, including: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) copyrights, copyright registrations and applications for copyright registration; (iii) designs, design registrations and design registration applications, and (iv) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the items in (i), (ii), (iii) or (iv) of this definition.

"Interim Balance Sheet Date" means April 27, 2008.

"Interim Financial Statements" means the unaudited financial statements of the Corporation as at the Interim Balance Sheet Date, consisting of a balance sheet and the accompanying unaudited statement of income of the Corporation for the period then ended.

"Interim Period" means the period between the close of business on the Effective Date and the commencement of business on the Closing Date.

"June Balance Sheet" means a statement of the net asset position for the Corporation prepared as of the close of business on June 29, 2008 on the basis consistent with basis on which the Effective Date Balance Sheet was prepared and each of the line items of which will be prepared in accordance with U.S. GAAP except that: (i) on the Effective Date Balance Sheet, cash and accounts payable were adjusted to reflect the fact that cash was used to pay certain intercompany accounts as of May 25, 2008 whereas cash will be shown on the June Balance Sheet; (ii) payables owing to affiliates of the Corporation which were incurred by the Corporation between June 24 and the close of business on June 29 in the ordinary course of business will be reflected on the June Balance Sheet as trade payables; (iii) both the Effective Date Balance Sheet and the June Balance Sheet will include accounts receivable transferred to the Corporation pursuant to the Reassignment Agreement; and (iv) the Corporation’s liability for post-retirement benefits will be deemed to be $8,000,000 on both the Effective Date Balance Sheet and the June Balance Sheet.;

"Laws" means any and all (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws and (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity.

"Lien" means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature which, in substance, secures payment or performance of an obligation.

"Loan Agreement" means the credit agreement dated the date hereof between the Purchaser, as borrower, and CIT Business Credit Canada Inc., as agent.

"Material Adverse Effect" means any effect that, when considered either individually or in the aggregate, is material and adverse to the financial condition of the Parent or the Corporation; except to the extent that the material adverse effect results from or is caused by (i) worldwide, national or local conditions or circumstances whether they are economic, political, regulatory or otherwise, including war, military action, armed hostilities, acts of terrorism, emergencies, crises and natural disasters, (ii) the announcement of this Agreement and the transactions contemplated by it, (iii) any act or omission of the Vendor, the Parent or the Corporation prior to the Closing Date taken with the prior written consent or at the request of the Purchaser, (iv) general economic, regulatory or political conditions or changes, (v) changes in the law or Canadian GAAP, (vi) compliance with the terms of this Agreement, (vii) any matter or event of which the Purchaser has been notified in writing as of the date hereof, or (viii) any matter set forth in the Schedules attached hereto or in the Disclosure Letter.

"Material Contract" has the meaning specified in Section 3.1(t).

"Montreal Facility" means the land and plant located at 10930 Sherbrooke Street East, Montreal, Québec.

"Net Asset Value" as of the close of business on June 29, 2008, means the amount by which the assets of the Corporation exceed the liabilities of the Corporation all of which shall be calculated based on the June Balance Sheet.

"Net Asset Value Adjustment" has the meaning set out in section 2.6(d) hereof.

"Non-Owned Assets" has the meaning specified in Section 3.1(p).

"Notice" has the meaning specified in Section 11.1.

"Parent" means 3072996 Nova Scotia Company.

"Parent's Business" means the business of holding shares of the Corporation.

"Parties" means the Vendor, Wolverine, the Purchaser, Black Ice, CIH and any other Person who becomes a party to this Agreement.

"Permitted Liens" means (i) Liens for Taxes not yet due and delinquent, (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any real property, (iii) Liens listed and described in Section 1.1 of the Disclosure Letter, (iv) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are not, individually or in the aggregate, significant and which are being contested in good faith by appropriate proceedings, (v) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over real property which are not violated by the current use and operation of the real property, (vi) liens arising under workers' compensation, employment or unemployment insurance, social insurance or social security, retirement and similar legislation, and (vii) liens on goods in transit incurred pursuant to documentary letters of credit.

"Person" means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

"Prime Rate" means an annual rate of interest equal to the annual rate of interest announced from time to time by the main branch of the Canadian Imperial Bank of Commerce in Toronto, Ontario as its "prime rate" and as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans.

"Purchase Price" has the meaning specified in Section 2.3.

"Purchased Assets" means (i) the Shawnee Payable and (ii) the Wolverine Owned Receivables.

"Purchased Shares" has the meaning specified in Section 2.1.

"Purchaser" means 2172945 Ontario Limited.

"Reassignment Agreement" means the agreement dated as of May 25, 2008 among DEJ 98 Finance, LLC, the Corporation, The CIT Group Business Credit, Inc. and Wachovia Bank, National Association relating to the Corporation's accounts receivable.

"Sales Agency Agreement" means the agreement dated the date hereof pursuant to which the Corporation appoints Wolverine its exclusive representative in the United States and Mexico for the sale of certain of Amalco's products to certain customers.

"Shawnee Payable" means the amount of US$1,777,042.88 owing by the Corporation to Wolverine for copper inventory.

"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder.

"Tax Assessment Period" has the meaning specified in Section 9.1(b).

"Tax Benefit" has the meaning set out in Section 9.5(b).

"Tax Returns" means any and all returns, reports, declarations and elections, filed or required to be filed in respect of Taxes.

"Taxes" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii).

"Third Party Claim" means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

"Trade-mark Licence Agreement" has the meaning specified in Section 6.1(c)(v).

"Transitional Services Agreement" has the meaning specified in Section 6.1(c)(iv).

"U.S. GAAP" means accounting principles generally accepted in the United States as recommended by the Financial Accounting Standards Board, at the relevant time, applied on a consistent basis.

"Vendor" means Wolverine Tube Canada Limited Partnership, by its General Partner.

"Wolverine" means Wolverine Tube, Inc.

"Wolverine Non-Compete Termination Date" means the fifth anniversary of the date of this Agreement.

"Wolverine Owned Receivables" has the meaning specified in 5.1(b).

"WTC Limited Partnership Agreement" means the limited partnership agreement dated December 24, 2002 between 3072452 Nova Scotia Company, as general partner, and Wolverine Tube, Inc., as the initial limited partner, relating to the formation of Wolverine Tube Canada Limited Partnership, as amended by an extraordinary resolution of the partners dated April 30, 2005.

1.2 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement.

1.4 Currency.

All references in this Agreement to dollars or to $ are expressed in Canadian currency unless otherwise specifically indicated.

1.5 Certain Phrases, etc.

In this Agreement (i) the words "including", "includes" and "include" mean "including (or includes or include) without limitation", and (ii) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of". Unless otherwise specified, the words "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this Agreement.

1.6 Knowledge.

Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Vendor it refers to the actual knowledge of each of the Gari Gordon, Tim Watkin and Don Wellington (after such individual makes reasonable inquiry of the Corporation's employees who report directly to such individual), without personal liability on the part of any of such individual.

1.7 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with U.S. GAAP.

1.8 Schedules and Disclosure Letter.

(a)	The schedules attached to this Agreement and the Disclosure Letter form an integral part of this Agreement for all purposes of it.

(b)
The purpose of the Disclosure Letter is to set out the qualifications, exceptions and other information called for in this Agreement. The Parties acknowledge and agree that the Disclosure Letter and the information and disclosures contained in it do not constitute or imply, and will not be construed as:

(i)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(ii)	an admission of any liability or obligation of the Vendor;

(iii)	an admission that the information is material;

(iv)	a standard of materiality, a standard for what is or is not in the ordinary course of business, or any other standard contrary to the standards contained in the Agreement; or

(v)	an expansion of the scope or effect of any of the representations, warranties and covenants set out in the Agreement.

(c)
Disclosure of any information in the Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature.

(d)	The Disclosure Letter itself is confidential information and is subject to the obligations of the parties pursuant to the Confidentiality Agreement.

1.9 References to Persons and Agreements.

Any reference in this Agreement to a Person includes its successors and permitted assigns. Except as otherwise provided in this Agreement, the term "Agreement" and any reference to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

1.10 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

1.11 Non-Business Days.

Whenever payments are required to be made or an action is required to be taken on a day which is not a Business Day, such payment shall be required to be made or such action shall be required to be taken on or not later than the next succeeding Business Day.

ARTICLE 2

PURCHASED SHARES, PURCHASED ASSETS AND PURCHASE PRICE

2.1 Purchased Shares.

Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor on the Closing Date, 100 Class B common shares having a par value of $1.00 each in the capital of the Parent, representing 100% of the issued and outstanding shares of the Parent (the "Purchased Shares").

2.2 Purchased Assets

Subject to the terms and conditions of this Agreement, Wolverine agrees to sell, assign and transfer to Black Ice and Black Ice agrees to purchase from Wolverine on the Closing Date, the Purchased Assets.

2.3 Purchase Price.

The consideration payable for the Purchased Shares and the Purchased Assets is the sum of Forty-Four million ($44,000,000) dollars (the "Purchase Price") subject to adjustment in accordance with Section 2.7 hereof.

2.4 Payment of the Purchase Price.

At the Closing, the Purchase Price, will be paid and satisfied as follows:

(a)	in respect of the Wolverine Owned Receivables, the sum of $2,500,000 shall be paid by Black Ice to Wolverine on Closing by bank draft or wire transfer of immediately available funds;

(b)
in respect of the Shawnee Payable, the sum of U.S.$1,777,042.88 (or the Canadian equivalent if agreed upon by the parties) shall be paid by Black Ice to Wolverine on Closing by bank draft or wire transfer of immediately available funds;

(c)
the sum of $500,000 (the "Escrow Fund") shall be paid by the Purchaser to Stikeman Elliott LLP in trust on Closing by wire transfer of immediately available funds to be held in accordance with Section 2.5; and

(d)
the sum of $39,202,519.12 being the balance of the Purchase Price, subject to the adjustments contemplated by subsections 2.6(a), 2.6(b) and 2.6(c), shall be paid by the Purchaser to the Vendor on Closing by bank draft or wire transfer of immediately available funds.

2.5 Escrow Amount.

On Closing, Stikeman Elliott LLP will hold the amount set forth in Section 2.4(c) in trust for the Vendor and shall release same only in accordance with the provisions of the escrow agreement dated the date hereof among Stikeman Elliott LLP, the Vendor, Wolverine, the Purchaser and CIH (the "Escrow Agreement").

2.6 Adjustments.

The Vendor and the Purchaser shall adjust the Purchase Price in accordance with Section 2.7 for the following items:

(a)
The Purchaser shall pay Wolverine all amounts advanced in cash by Wolverine to the Corporation during the Interim Period and for all fees and other costs paid by the Corporation on or prior to May 25, 2008 for third party assessments incurred in connection with the Loan Agreement, which fees and costs are set out on Schedule 2.6(a).

(b)	The Purchaser and Wolverine shall adjust for the changes to the intercorporate accounts during the Interim Period;

(c)
The Vendor shall pay the Purchaser an amount equal to the amount paid by the Corporation during the Interim Period in respect of (i) the Montreal business and operations of the Corporation, (ii) the closure and winding up of such operations and (iii) all legal, accounting and other fees incurred by the Corporation in connection with the transfer of assets out of the Corporation prior to the Closing Date, as more particularly set out in Schedule 2.6(c); and

(d)
The Vendor shall pay Amalco an amount equal to the amount, if any, by which $48,255,000 is greater than the Net Asset Value as calculated as of the close of business on June 29, 2008 (the "Net Asset Value Adjustment").

2.7 Determination of Adjustments.

(a)
On the Closing Date the Vendor and the Purchaser shall mutually agree upon the adjustments set out in subsections 2.6(a), 2.6(b) and 2.6(c) hereof and the parties shall pay such adjustments on the Closing Date. The agreement of the Vendor and the Purchaser on the Closing Date as to the adjustments set out in subsections 2.6(a), 2.6(b) and 2.6(c) hereof shall be final, conclusive and binding upon the Parties. Each Party releases each other Party from all claims, actions, causes of action, suits, proceedings and demands of every nature and kind relating to, arising out of, or involving the adjustments set out in subsections 2.6(a), 2.6(b) or 2.6(c) or the agreement of the Vendor and the Purchaser with respect thereto

(b)
Within 45 days following the Closing Date (or such other date as is mutually agreed to by the Vendor and the Purchaser in writing), CIH will prepare, cause the Auditor to review, and will deliver to the Vendor a draft of the June Balance Sheet and the Net Asset Value Adjustment (the "Draft Adjustment").

(c)
The Vendor will have 15 Business Days to review the draft June Balance Sheet and the Draft Adjustment following receipt of them and the Vendor must notify CIH in writing if it has any objections to the draft June Balance Sheet and the Draft Adjustment within such 15 Business Day period. CIH will, and will cause the Auditor to, (i) provide access to the Vendor upon every reasonable request to the accounts, books and records and employees of the Corporation and all work papers of CIH, the Corporation and the Auditor and (ii) cooperate with the Vendor for purposes of reviewing the draft June Balance Sheet and the Draft Adjustment. The notice of objection must set out each item in dispute and the basis for such dispute.

(d)
If the Vendor sends a notice of objection in accordance with Section 2.7(c), the Parties will meet within 3 Business Days of receipt by CIH of such notice and will negotiate in good faith to resolve the objections set out in the Vendor's notice of objection during the period from such meeting until 20 Business Days after the date such notice of objection was received by CIH. Failing resolution of any objection to the draft June Balance Sheet or the Draft Adjustment raised by the Vendor, the unresolved objections will be submitted for determination to PricewaterhouseCoopers LLP, or if such firm is unable to act, Grant Thornton LLP by the Purchaser or the Vendor within 3 Business Days after the expiry of such 20 Business Day Period. The Vendor and the Purchaser shall act in good faith and in a commercially reasonable manner to settle the engagement letter with such firm of chartered accountants as quickly as possible. The Vendor and the Purchaser agree to request that such engagement letter provide that such firm shall render its determination within 30 days following submission in writing by the Vendor and the Purchaser of their respective cases. The Vendor and the Purchaser shall submit their respective cases in writing to such firm of chartered accountants within 15 Business Days after the date of such engagement letter. The determination of such firm of chartered accountants will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. Such firm of chartered accountants are deemed to be acting as experts and not as arbitrators.

(e)
If the Vendor does not notify the Purchaser of any objection in accordance with Section 2.7(c), the Vendor is deemed to have accepted and approved the the Draft Adjustment, and the Draft Adjustment will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error. The Draft Adjustment will become the Net Asset Value Adjustment on the next Business Day following the end of such 15 Business Day period.

(f)
If the Vendor sends a notice of objection within the 15 Business Day period, the Parties will revise the June Balance Sheet and the Draft Adjustment to reflect the final resolution or final determination of such objections under Section 2.7(d) within two Business Days following such final resolution or determination. Such revised Draft Adjustment will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error. The Draft Adjustment will become the Net Asset Value Adjustment on the third Business Day following such final resolution or final determination.

(g)
CIH and the Vendor will each bear their own fees and expenses and CIH will bear Amalco's fees and expenses, including the fees and expenses of their respective auditors, if any, in preparing or reviewing, as the case may be, the June Balance Sheet and the Draft Adjustment. In the case of a dispute and the retention of a firm of chartered accountants to determine such dispute, the costs and expenses of such firm of chartered accountants shall be borne equally by CIH and the Vendor. However, CIH and the Vendor will each bear their own costs in presenting their respective cases to such firm of chartered accountants.

(h)
The Parties agree that the procedure set forth in this Section 2.7 for resolving disputes with respect to the draft June Balance Sheet and the Draft Adjustment is the sole and exclusive method of resolving such disputes, absent manifest error, in the draft June Balance Sheet and the Draft Adjustment.

2.8 Payment of Adjustments.

(a)
The Purchase Price will be decreased, on a dollar-for-dollar basis , by the amount of the Net Asset Value Adjustment as determined pursuant to Section 2.7. If there is no Net Asset Value Adjustment, there will be no increase or decrease in the Purchase Price and the Escrow Fund shall be released to the Vendor.

(b)
If there is Net Asset Value Adjustment, Stikeman Elliott LLP shall in accordance with the terms of the Escrow Agreement, pay all of the said adjustment (up to a maximum of $500,000) to the Purchaser and the Vendor shall pay the balance, if any, of such adjustment to the Purchaser. All such payments shall be paid by wire transfer of immediately available funds within two (2) Business Days following the receipt by Stikeman Elliott LLP of the Escrow Release Notice in accordance with the Escrow Agreement. The balance, if any, of the Escrow Fund held by Stikeman Elliott LLP after payment of the Net Asset Value Adjustment as herein set out, shall be released to the Vendor following receipt of the Escrow Release Notice in accordance with the Escrow Agreement.

(c)
The Vendor shall, concurrently with the payment of the Net Asset Value Adjustment, pay the Purchaser, interest on the amount payable, for the period from and after the Effective Date to and including the date of payment, at the Prime Rate from time to time in effect, without compounding, and net of any interest paid to the Purchaser on the Escrow Fund pursuant to the Escrow Agreement..

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND WOLVERINE

3.1 Representations and Warranties of the Vendor.

The Vendor represents and warrants as follows to the Purchaser and acknowledges that the Purchaser is relying upon the representations and warranties in connection with its purchase of the Purchased Shares:

Corporate Matters

(a)
Incorporation and Qualification. The Parent, the Corporation and the General Partner are each corporations or other corporate bodies incorporated and existing under the Laws of their jurisdictions of incorporation and each has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations (if any) under this Agreement. Wolverine Tube Canada Limited Partnership has been formed and is existing as a limited partnership under the laws of the Province of New Brunswick.

(b)
Corporate and Partnership Authorization. The execution and delivery of, and performance of this Agreement by the General Partner on behalf of Wolverine Tube Canada Limited Partnership have been authorized by all necessary corporate action on the part of the General Partner and by all action required pursuant to the WTC Limited Partnership Agreement.

(c)
No Conflict. Except as disclosed in Section 3.1(c) of the Disclosure Letter, the execution and delivery of, and performance by the General Partner on behalf of Wolverine Tube Canada Limited Partnership of, the transaction of purchase and sale contemplated by this Agreement:

(i)
do not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the General Partner's, the Parent's or the Corporation's constating documents or under the WTC Limited Partnership Agreement;

(ii)
do not result in a breach of, or cause the termination or revocation of, any Authorization held by the General Partner on behalf of Wolverine Tube Canada Limited Partnership, the Parent or the Corporation that is necessary to the ownership of the Purchased Shares or the operation of the Parent's Business or the Business, which would reasonably be expected to have a Material Adverse Effect; and

(iii)	do not result in the violation of any Law which would reasonably be expected to have a Material Adverse Effect.

(d)
Required Authorizations. Except as disclosed in Section 3.1(d) of the Disclosure Letter, no filing with, notice to, or Authorization of, any Governmental Entity is required on the part of the General Partner on behalf of Wolverine Tube Canada Limited Partnership as a condition to the lawful completion of the transactions contemplated by this Agreement where the failure to make the filing, give the notice or obtain the Authorization would reasonably be expected to have a Material Adverse Effect.

(e)
Third Party Consents. Except as disclosed in Section 3.1(e) of the Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of a party under any contract, license, lease or instrument that the Parent or the Corporation is a party to, to the completion of the transactions contemplated by this Agreement where the failure to obtain such consent would reasonably be expected to have a Material Adverse Effect.

(f)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the General Partner on behalf of Wolverine Tube Canada Limited Partnership, and constitutes legal, valid and binding agreements of it enforceable against it and Wolverine Tube Canada Limited Partnership in accordance with its terms, subject to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(g)
Authorized and Issued Capital. The authorized capital of the Corporation consists of an unlimited number of non-cumulative redeemable voting preference shares and an unlimited number of common shares, of which at this date, 26,880 non-cumulative redeemable voting preference shares and 50,000 common shares are issued and are outstanding as fully paid and non-assessable. The authorized capital of the Parent consists of $1,100,000 divided into 100,000,000 common shares having a par value of $0.01 each and 100,000 Class B common shares having a par value of $1.00 each and 1,000,000,000 common shares without nominal or par value of which (i) at this date, 100 Class B common shares having a par value of $1.00 each are issued and are outstanding as fully paid; and (ii) at the Closing Date, 100 Class B common shares having a par value of $1.00 each will be issued and outstanding as fully paid. The Parent and the Corporation are not reporting issuers (as such term is defined in the Securities Act (Ontario) and there is no published market for the Purchased Shares.

(h)
No Other Agreements to Purchase. Except for the Purchaser's right under this Agreement, no Person has any contractual right or privilege for (i) the purchase or acquisition from the Vendor of any of the Purchased Shares or for the purchase or acquisition from the Parent of any of the issued and outstanding shares in the capital of the Corporation, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other equity securities of the Parent or the Corporation.

(i)
Title to Purchased Shares. The Purchased Shares are owned by the General Partner on behalf of Wolverine Tube Canada Limited Partnership as the registered and beneficial owner, with good title, free and clear of all Liens other than those restrictions on transfer contained in the articles of association of the Parent. Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title to Purchased Shares, free and clear of all Liens other than (i) those restrictions on transfer contained in the articles of association of the Parent, and (ii) Liens granted by the Purchaser. All of the issued and outstanding shares in the capital of the Corporation are owned at this date, and will be owned at the Closing Date, by the Parent as the registered and beneficial owner, with good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of the Corporation.

(j)	Residence of the Vendor. Each of the General Partner and the other partner(s) of the Wolverine Tube Canada Limited Partnership is not a non-resident of Canada within the meaning the Tax Act.

(k)
Corporate Records. Each of the Parent's and the Corporation's corporate records are complete and accurate and include its constating documents, minutes of meetings and resolutions of shareholders and directors, and the securities register, register of transfers and register of directors.

General Matters Relating to the Business

(l)
Ordinary Course. Subject to Section 5.1(b), except as disclosed in Section 3.1(l) of the Disclosure Letter, since the Interim Balance Sheet Date, (i) the Parent's Business and the Business have been carried on in the ordinary course of normal day-to-day operations of the Parent and the Corporation, respectively, consistent with past practices, and (ii) no dividends or other similar distributions have been made to the Parent or Wolverine.

(m)
Compliance with Laws. The Corporation is conducting the Business in material compliance with all applicable Laws. The Parent is conducting the Parent's Business in material compliance with all applicable Laws. For the Purposes of this representation and warranty "Laws" shall not include any Environmental Laws.

(n)
Authorizations. The Parent and the Corporation are qualified, licensed or registered to carry on business in the jurisdictions listed in Section 3.1(n) of the Disclosure Letter under their respective names. Each of the Parent and the Corporation has all Authorizations which are necessary for it to conduct the Parent's Business or the Business (as the case may be) as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Such Authorizations are listed in Section 3.1(n) of the Disclosure Letter and are each valid, subsisting and in good standing and there are no outstanding defaults or breaches under them on the part of the Parent or the Corporation which would reasonably be expected to have a Material Adverse Effect.

(o)
Subsidiaries. The Corporation has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any Person. The Parent has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any Person except the Corporation.

Matters Relating to the Assets

(p)
The Assets Generally. Except as disclosed in Section 3.1(p) of the Disclosure Letter, (i) no Person (other than the Corporation) owns any assets that are material to the Business except for the personal property leased by the Corporation and Intellectual Property and computer software and programs licensed to the Corporation set out in Section 3.1(p) of the Disclosure Letter (collectively, the "Non-Owned Assets"), and (ii) except for the Non-Owned Assets, all of the assets that are material to the Business and are currently used in the Business and are located on the lands and premises listed in Section 3.1(s) of the Disclosure Letter, are owned by the Corporation free and clear of all Liens, except for Permitted Liens.

(q)
No Options, etc. to Purchase Assets. Except as disclosed in Section 3.1(q) of the Disclosure Letter, since the Interim Balance Sheet Date, the Corporation has not sold or otherwise disposed of any assets that are material to the Business except in the ordinary course of the Business. Except as disclosed in Section 3.1(q) of the Disclosure Letter, no Person has any contractual right or privilege for the purchase or other acquisition from the Corporation of any assets that are material to the Business except in the ordinary course of the Business.

(r)	Condition of Tangible Assets. The tangible assets of the Business are in good operating condition subject to normal wear and tear and normal maintenance requirements.

(s)
Real Property. Neither the Parent nor the Corporation is the owner of, or subject to any agreement or option to own, any real property or any interest in any real property used in the Parent's Business or in the Business, other than the lands and premises listed in Section 3.1(s) of the Disclosure Letter. Neither the Parent nor the Corporation is a party to, or under any agreement to become a party to, any lease with respect to real property used in the Parent's Business or in the Business.

(t)
Material Contracts. All contracts, licenses, leases and instruments to which the Corporation is a party or is bound by that relate solely to the Business, that (i) provide for the expenditure of $100,000 or more during any twelve month period or (ii) have a term of 1 year or more and cannot be cancelled on notice of 90 days or less (the "Material Contracts"), are listed in Section 3.1(t) or another part of the Disclosure Letter. Each of the Material Contracts is in full force and effect and is unamended and there are no outstanding defaults or breaches under any of the Material Contracts on the part of the Corporation which would reasonably be expected to have a Material Adverse Effect. Except as listed in Section 3.1(t) or another part of the Disclosure Letter, the Parent is not a party to or bound by any contracts, licenses, leases or instruments that (i) provide for the expenditure of $100,000 or more during any twelve-month period, or (ii) have a term of 1 year or more and cannot be cancelled on notice of 90 days or less.

(u)	Accounts Receivable. All accounts receivable, notes receivable and other debts due or accruing due to the Corporation have arisen from bona fide transactions in the ordinary course.

(v)	Intellectual Property.

(i)
To the knowledge of the Vendor, the operation of the Parent's Business and the operation of the Business do not infringe upon the Intellectual Property rights of any Person which infringement would reasonably be expected to have a Material Adverse Effect.

(ii)
To the knowledge of the Vendor, no Person is currently infringing any of the Intellectual Property owned by or licensed to the Parent or the Corporation which infringement would reasonably be expected to have a Material Adverse Effect.

(w)
Software. Section 3.1(w) of the Disclosure Letter lists all computer software and programs owned by or licensed to the Corporation that are used solely in connection with the Business, and all contracts, licenses and leases in respect of such software and all computer software and programs that are owned by or licensed to any Affiliate of the Vendor that are used in the Business. Such contracts, licenses and leases are in full force and effect and are unamended and there are no outstanding defaults or breaches under any of them on the part of the Corporation which would reasonably be expected to have a Material Adverse Effect. The Parent does not own or license any computer software or programs.

Financial Matters

(x)
Financial Statements. The Financial Statements and the Interim Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with the preceding period subject to the exceptions set forth in Section 3.1(x) of the Disclosure Letter and each presents fairly in all material respects:

(i)	the financial position of the Corporation as at the respective dates of the relevant statements; and

(ii)	the results of the Corporation's operations for the period covered by the Financial Statements or Interim Financial Statements, as the case may be.

Copies of the Financial Statements, and the Interim Financial Statements are attached to the Disclosure Letter.

Since the date of the Effective Date Balance Sheet, no cash has been paid and no other distribution has been made by the Corporation to any affiliates of the Corporation except (i) the adjustments made to reduce the intercorporate payable of the Corporation which existed on May 25, 2008 and have been reflected on the Effective Date Balance sheet as a reduction to cash and intercompany accounts payable, (ii) distributions arising from the proposed transaction steps outlined in Schedule 2.6 (c) hereof, (iii) the amount owing by the Corporation to Wolverine Joining Technologies Canada (approximately $1,275,000) was repaid; and (iv) some or all of the cash advanced by Wolverine to the Corporation during the Interim Period was repaid.

(y)
No Liabilities. The Corporation has no liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with U.S. GAAP, except for (i) liabilities reflected or reserved against in the Financial Statements or the Interim Financial Statements, (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect, and (iii) current liabilities incurred since the Interim Balance Sheet Date which liabilities were incurred in the ordinary course of the Business. Following the completion of all the proposed transaction steps outlined in Schedule 2.6(c) the Parent will have no liabilities and its sole assets shall consist of cash and the shares of the the Corporation.

Particular Matters Relating to the Business

(z)	Environmental Matters.

(i)
Except as set forth in Section 3.1(z) of the Disclosure Letter, to the knowledge of the Vendor, there are no contaminants located in the ground or in the ground water under any of the owned properties listed in Section 3.1(s) of the Disclosure Letter.

(ii)
Except as set forth in Section 3.1(z) of the Disclosure Letter, there are no Environmental Actions relating to the Corporation pending or, to the knowledge of the Vendor, threatened in writing against the Corporation.

(iii)
Except as set forth in Section 3.1(z) of the Disclosure Letter, since January 1, 2002, the Corporation has not been required by any Governmental Entity to (i) alter any of the owned properties listed in Section 3.1(s) of the Disclosure Letter in a material way in order to be in compliance with Environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

(iv)
Section 3.1(z) of the Disclosure Letter lists all third party consultant reports prepared or obtained at the request of the Corporation since January 1, 2002 that assess compliance by the Business with Environmental Laws. Copies of all such reports have been provided to the Purchaser.

(aa)	Employees.

(i)
Save and except as set out in Section 3.1(aa) of the Disclosure Letter, the Corporation has not and is not engaged in any unfair labour practice and no unfair labour practice complaint is pending, or, to the knowledge of the Vendor, threatened against the Corporation.

(ii)
There are no collective agreements in force with respect to employees of the Business; no Person holds bargaining rights with respect to any of the employees of the Corporation; to the knowledge of the Vendor, no Person has applied to be certified as the bargaining agent of any employees of the Business; and to the knowledge of the Vendor, no trade union has applied to have the Corporation declared a related employer pursuant to the Labour Relations Act (Ontario).

(iii)
Except as disclosed in Section 3.1(aa) of the Disclosure Letter, the Corporation does not have any agreement as to length of notice or severance payment required to terminate any employee, other than such as results by Law from the employment of an employee without an agreement as to notice or severance, or any agreement prohibiting the termination of any Employee Plan.

(iv)	The Parent does not have any employees.

(bb)	Employee Plans.

(i)
Section 3.1(bb) of the Disclosure Letter lists all material Employee Plans. The Parent does not have any Employee Plans (which term, for purposes of this sentence, shall be deemed to refer to "the Parent" rather than "the Corporation" in the 5th and 6th lines of the definition of "Employee Plans").

(ii)	The Corporation does not sponsor or participate in a defined benefit pension plan.

(iii)
All Employee Plans have been established, registered, and administered in compliance with all applicable Laws except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iv)
The Corporation has made all contributions and paid all premiums in respect of each Employee Plan in a timely fashion in accordance with the terms of each Employee Plan and applicable Laws except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(cc)
Insurance. Section 3.1(cc) of the Disclosure Letter lists the insurance policies which are maintained by the Corporation with respect to the Business setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending material claims. The Corporation is not in default with respect to the payment of any premiums under such insurance policies and has not failed to give any notice or to present any material claim under such insurance policy in a due and timely fashion in any instance where such failure which would reasonably be expected to have a Material Adverse Effect.

(dd)
Litigation. Except as described in Section 3.1(dd) of the Disclosure Letter, as of the date of this Agreement there are no actions, suits, appeals, claims, applications, orders, investigations, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or, to the knowledge of the Vendor, threatened against the Corporation, the Parent, the Business, the Parent's Business or any of the Corporation's or the Parent's assets, which would reasonably be expected to have a Material Adverse Effect or which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.

(ee)	Customers and Suppliers. Section 3.1(ee) of the Disclosure Letter lists the ten largest customers and the ten largest suppliers of the Corporation by dollar amount as at December 31, 2007.

(ff)	Taxes.

(i)
All Taxes that are due and payable by the Corporation or the Parent have been fully paid within the time required by applicable Law, except for the Taxes owing as a result of the proposed adjustments set out in the letter dated March 26, 2006 from Canada Revenue Agency to the Corporation. A copy of such balance sheet has been provided to the Purchaser. The Corporation and the Parent have made full and adequate provision in the Interim Financial Statements or in the Parent's interim financial statements (respectively) for all Taxes which are not yet due and payable but which relate to periods ending on or before the date thereof. All Tax Returns have been filed in a timely manner and no demand has been made to file a return in any jurisdiction.

(ii)
There are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by the Corporation or the Parent.

(iii)
To the knowledge of the Vendor, there are no claims, actions, suits, proceedings or investigations or other actions pending or threatened in writing against the Corporation or the Parent relating to Taxes.

(iv)
Each of the Corporation and the Parent has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity within the time prescribed under applicable Law.

(v)	The Corporation is a registrant for the purposes of the tax imposed under Part IX of the Excise Tax Act (Canada).

(gg)	Residency. Neither the general partner nor any limited partner of the Vendor is a non-resident of Canada within the meaning of the Tax Act.

3.2 Representations and Warranties of Wolverine.

Wolverine represents and warrants as follows to Black Ice and acknowledges that Black Ice is relying upon the representations and warranties in connection with its purchase of the Purchased Assets:

Corporate Matters

(a)
Incorporation and Qualification. It is a corporation incorporated and existing under the Laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations (if any) under this Agreement.

(b)	Corporate Authorization. The execution and delivery of, and performance of this Agreement by Wolverine has been authorized by all necessary corporate action.

(c)
No Conflict. Except as disclosed in Section 3.2(c) of the Disclosure Letter, the execution and delivery of, and performance by Wolverine of, the transaction of purchase and sale contemplated by this Agreement:

(i)	do not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of Wolverine's constating documents;

(ii)	do not constitute a breach of any material contract of Wolverine; and

(iii)	do not result in the violation of any Law which would reasonably be expected to have a Material Adverse Effect.

(d)
Required Authorizations. Except as disclosed in Section 3.2(d) of the Disclosure Letter, no filing with, notice to, or Authorization of, any Governmental Entity is required on as a condition to the lawful completion of the transactions contemplated by this Agreement where the failure to make the filing, give the notice or obtain the Authorization would reasonably be expected to have a Material Adverse Effect.

(e)
Third Party Consents. Except as disclosed in Section 3.2(e) of the Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of a party under any contract, license, lease or instrument that Wolverine is a party to, to the completion of the transactions contemplated by this Agreement where the failure to obtain such consent would reasonably be expected to have a Material Adverse Effect.

(f)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by Wolverine, and constitutes legal, valid and binding agreements of it enforceable against it in accordance with its terms, subject to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(g)
Title to Purchased Assets. The Purchased Assets are owned by Wolverine as the registered and beneficial owner, with good title, free and clear of all Liens. Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title to Purchased Assets, free and clear of all Liens other than Liens granted by the Purchaser.

(h)	Purchased Assets. The Purchased Assets are not "taxable Canadian property" within the meaning of the Tax Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND BLACK ICE

4.1 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as follows to the Vendor and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale of the Purchased Shares:

(a)
Incorporation and Corporate Power. The Purchaser is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and it has the corporate power to enter into and perform its obligations under this Agreement.

(b)
Corporate Authorization. The execution and delivery of and performance by the Purchaser of this Agreement have been, or will be at or prior to Closing, authorized by all necessary corporate action on the part of the Purchaser.

(c)	No Conflict. The execution and delivery of and performance by the Purchaser of this Agreement:

(i)	do not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	do not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any contract, license, lease or instrument to which it is a party; and

(iii)	do not result in the violation of any Law.

(d)
Required Authorizations. No filing with, notice to or Authorization of, any Governmental Entity is required on the part of the Purchaser as a condition to the lawful completion of the transactions contemplated by this Agreement.

(e)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser and constitutes legal, valid and binding agreements of the Purchaser, enforceable against it in accordance with its terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws of general application affecting creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies including specific performance and injunction.

(f)
Litigation. There are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to the Purchaser's knowledge, threatened against the Purchaser, or which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.

(g)
Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(h)
Due Diligence by Purchaser. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the business, operations, assets, liabilities and financial condition of the Corporation and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties in Article 3. In connection with the Purchaser's investigation of the Corporation, it has received the Confidential Information Memorandum (from Black Ice) and other information related to the Corporation including projections and other forecasts (including forecast income statements and forecast capital expenditures) and business plan information. The Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and, accordingly, is not relying on any projections or forecasts, (ii) the Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the Corporation, including the adequacy and accuracy of all such projections and forecasts, (iii) the Purchaser has no claim under this Agreement against anyone with respect to the accuracy of such projections and forecasts, and (iv) the Vendor has made no representation or warranty with respect to any projections and forecasts. The representations and warranties by the Vendor in Article 3 constitute the sole and exclusive representations and warranties of the Vendor to the Purchaser in connection with the transactions contemplated by this Agreement, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any in the Confidential Information Memorandum or other information related to the Corporation received by the Purchaser and including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Corporation or the quality, quantity or condition of the Corporation's assets) are superceded and replaced by the representations and warranties by the Vendor in Article 3 and the Vendor does not make or provide, and the Purchaser hereby waives, any warranty, representation or condition, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Corporation's assets or any part thereto.

(i)
Breach, Non-Performance and Non-Compliance. The Purchaser has not formulated the opinion that any of the representations and warranties in Article 3 are incorrect in any material respect. The Purchaser is not aware of any matter or event that has or would be reasonably expected to have a Material Adverse Effect.

(j)
Affiliates. At the time of Closing the Purchaser will have no affiliates within the meaning of Section 2(2) of the Competition Act (Canada) except Crescera Management Ltd. The value of the assets of such affiliate and the gross revenues from sales in, from, or into Canada of such affiliate (in all cases, determined in a manner consistent with the manner prescribed for the purposes of Part IX of the Competition Act (Canada)) are less than $5,000,000 and $1,000,000, respectively.

4.2 Representations and Warranties of Black Ice

Black Ice represents and warrants as follows to Wolverine and acknowledges and confirms that Wolverine is relying on such representations and warranties in connection with the sale of the Purchased Assets:

(a)
Incorporation and Corporate Power. Black Ice is a corporation incorporated and existing under the laws of its jurisdiction of incorporation and it has the corporate power to enter into and perform its obligations under this Agreement.

(b)
Corporate Authorization. The execution and delivery of and performance by Black Ice of this Agreement have been, or will be at or prior to Closing, authorized by all necessary corporate action on the part of Black Ice.

(c)	No Conflict. The execution and delivery of and performance by Black Ice of this Agreement:

(i)	do not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)	do not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any contract, license, lease or instrument to which it is a party; and

(iii)	do not result in the violation of any Law which would reasonably be expected to have a material adverse effect on the financial condition of Black Ice.

(d)
Required Authorizations. No filing with, notice to or Authorization of, any Governmental Entity is required on the part of Black Ice as a condition to the lawful completion of the transactions contemplated by this Agreement.

(e)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by Black Ice and constitutes legal, valid and binding agreements of Black Ice, enforceable against it in accordance with its terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws of general application affecting creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies including specific performance and injunction.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1 Conduct of Business Prior to Closing.

(a)
Except as otherwise contemplated by this Agreement or the Disclosure Letter, until the Closing, the Vendor will use its commercially reasonable efforts to cause each of the Parent and the Corporation to conduct the Parent's Business or the Business (as the case may be) in the ordinary course of normal day-to-day operations of the Parent or the Corporation (as the case may be) consistent with past practices.

(b)
Prior to Closing, the Vendor will cause the Corporation's accounts receivable to be transferred to the Corporation in accordance with the terms of the Reassignment Agreement; provided, however, that accounts receivable in an aggregate amount of $2,500,000, selected by Wolverine and the Purchaser and listed in Schedule 5.1(b) (the "Wolverine Owned Receivables"), shall not be transferred to the Corporation.

5.2 Access for Due Diligence.

Subject to applicable Law, until the Closing Date, the Vendor will, and will cause the Corporation to, upon reasonable notice, permit the Purchaser, its legal counsel, accountants and other representatives, to have reasonable access during normal business hours to the premises, assets, contracts, books and records and senior personnel of the Corporation and to the books and records of the Parent. The Purchaser may not conduct any invasive environmental testing or assessments without the prior written consent of the Vendor and any applicable landlord, which consent by the Vendor will not be unreasonably withheld and will be given if required by any Governmental Entity or any lender or potential lender to the Purchaser in connection with any financing or proposed financing of the transactions contemplated by this Agreement. The Vendor, the Parent and the Corporation are not required to disclose any information to the Purchaser where such disclosure is prohibited by applicable Law. The Purchaser shall not contact any employee, supplier or customer of the Corporation except with the prior written consent of the Vendor and the Corporation, which consent may be given or withheld in the unfettered discretion of the Vendor and the Corporation.

5.3 Confidentiality.

Each of CIH, the Purchaser and Black Ice agrees to comply with all of the obligations of Royal Capital Management Corp. under the Confidentiality Agreement as if it were a party thereto. Upon Closing, the Parties agree that they will not be bound by the terms of the Confidentiality Agreement. If the Closing does not occur, the Parties agree the Confidentiality Agreement will remain in effect in accordance with and subject to its terms and each of CIH, the Purchaser and Black Ice will continue to comply with all of the obligations of Royal Capital Management Corp. under the Confidentiality Agreement.

5.4 Actions to Satisfy Closing Conditions.

Subject to this Article 5, the Vendor will use its commercially reasonable efforts to ensure compliance with all of the conditions set forth in Section 6.1 and the Purchaser will use its commercially reasonable efforts to ensure compliance with all of the conditions set forth in Section 6.2.

5.5 Request for Consents.

The Vendor will use its commercially reasonable efforts to obtain, or cause to be obtained, prior to Closing, the consents, approvals and waivers described in Section 3.1(e) of the Disclosure Letter. Despite the previous sentence, the Vendor is under no obligation to pay any money, incur any obligations, commence any legal proceedings, or offer or grant any accommodation (financial or otherwise) to any third party in order to obtain such consents. The Purchaser will co-operate in obtaining such consents, approvals and waivers including providing information related to the Purchaser as is reasonably requested by a third party in order to grant its consent.

5.6 Filings and Authorizations.

Each of the Vendor and the Purchaser, as promptly as practicable after the execution of this Agreement, will use its commercially reasonable efforts to make all filings with, give all notices to, and obtain all Authorizations from, Governmental Entities that are necessary for the lawful completion of the transactions contemplated by this Agreement.

5.7 Risk of Loss.

If, prior to Closing, all or any part of the Corporation's assets are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by any Governmental Entity: (i) if the value of the assets destroyed, damaged, appropriated, expropriated or seized does not exceed $500,000, the representations and warranties of the Vendor that are not true and correct as of the Closing Date solely as a result of such destruction, damage, appropriation, expropriation or seizure will be deemed to be true and correct as of the Closing Date for all purposes of this Agreement; and the Purchaser will complete the transactions contemplated by this Agreement without reduction of the Purchase Price and all proceeds of any insurance or compensation relating to such destruction, damage, appropriation, expropriation or seizure (other than any such proceeds relating to business interruption or loss of profits for the period prior to Closing) will be payable to the Corporation and any right and claim of the Vendor to any such amounts not paid by the Closing Date will be assigned to (or held in trust for) the Corporation, and (ii) if the value of the assets destroyed, damaged, appropriated, expropriated or seized exceeds $500,000 (a "material loss"), the Purchaser, within a period not to exceed ten (10) days after disclosure to the Purchaser by the Vendor of such material loss and in any event prior to Closing, at its option may either terminate this Agreement by notice in writing to the Vendor, in which case, subject to Section 8.2(b), this Agreement shall be terminated as of the date the Vendor receives such notice, or complete the transactions contemplated by this Agreement without reduction of the Purchase Price and all proceeds of any insurance or compensation relating to such destruction, damage, appropriation, expropriation or seizure (other than any such proceeds relating to business interruption or loss of profits for the period prior to Closing) will be payable to the Corporation and any right and claim of the Vendor to any such amounts not paid by the Closing Date will be assigned to (or held in trust for) the Corporation.

5.8 Environmental Investigations.

The Purchaser agrees that, during the Interim Period, the Vendor is not required to investigate, remedy or take any other action, including any testing, sampling, operation, maintenance or monitoring activities except for the minimum actions required under applicable Environmental Laws to permit the use of the owned properties listed in Section 3.1(s) of the Disclosure Letter in accordance with Environmental Laws and in a manner consistent with their current use.

5.9 Privacy.

(a)
In addition to any other obligation of the Purchaser with respect to confidential information, the Purchaser agrees that it shall be solely responsible for its own compliance with all applicable privacy laws, which laws shall include the Personal Information Protection and Electronic Documents Act (Canada), and any similar law that governs the collection, use, disclosure, retention, destruction and/or storage of any personal information regarding employees that is disclosed to or otherwise acquired by Purchaser in connection with this Agreement.

(b)
Prior to Closing, the Purchaser shall limit, and shall cause its employees and agents to limit, all collection, use, retention and disclosure of all personal information transferred to it, if any, solely for purposes related to the transactions contemplated hereby, including the determination of whether to proceed with such transactions, or that, if Closing occurs, will be required to carry on with the Business thereafter.

(c)
Prior to Closing, the Purchaser shall use appropriate security measures to safeguard all personal information transferred to it, and to protect it against accidental or unauthorized access, use, copying, alteration, deletion, destruction, dissemination or disclosure. Prior to Closing, access to personal information transferred to the Purchaser shall be restricted to those Persons under obligations of confidentiality to Purchaser who require access to the personal information for the purposes of this Agreement.

(d)
If Closing occurs, the Purchaser shall limit and shall cause its employees and agents to limit the use and disclosure of the personal information transferred to it, if any, to those purposes for which the personal information was initially collected, unless otherwise permitted by law. If Closing does not occur, the Purchaser covenants and agrees that it will immediately and securely destroy all personal information transferred to it, including any information that is based upon personal information in its custody or control, including in the custody or control of its employees, agents or affiliates.

(e)
The Purchaser will indemnify and hold harmless the Vendor and its directors, officers, employees, agents and representatives from, and will pay for, all losses, liabilities, damages, expenses and costs imposed or asserted against any of them as a consequence of the Purchaser failing to fulfill all of its obligations under this Section 5.9. This indemnity is not subject to any of the limitations set out in Article 9.

ARTICLE 6

CONDITIONS OF CLOSING

6.1 Conditions for the Benefit of the Purchaser.

The purchase and sale of the Purchased Shares and Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
Truth of Representations and Warranties. Except as contemplated or permitted by this Agreement, the representations and warranties of the Vendor and Wolverine contained in this Agreement must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date. However, (i) if a representation and warranty is qualified by materiality or Material Adverse Effect, it must be true and correct in all respects and (ii) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date. The Purchaser must receive a certificate of a senior officer of the Vendor and Wolverine (without personal liability) as to the matters in this paragraph.

(b)
Performance of Covenants. The Vendor must have fulfilled, or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing and the Purchaser must receive a certificate of a senior officer of the Vendor (without personal liability) to that effect.

(c)	Deliveries. The Purchaser must have received the following:

(i)
share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record;

(ii)
certified copies of (A) the charter documents and by-laws of the Vendor and the Corporation, (B) the resolutions of the board of directors of the Vendor approving the execution, delivery and performance of this Agreement, (C) the resolutions of the board of directors of the Corporation approving the transfer of the Purchased Shares to the Purchaser, and (D) a list of the directors and officers of the Vendor authorized to sign this Agreement together with their specimen signatures;

(iii)	a certificate of status with respect to the Vendor and the Corporation issued by appropriate government officials of their respective jurisdictions of incorporation;

(iv)	transitional services agreement (in a form acceptable to the Purchaser, acting reasonably) executed by the Corporation and Wolverine (the "Transitional Services Agreement");

(v)	a trade-mark licence agreement (in form acceptable to the Purchaser, acting reasonably), executed by Wolverine and the Corporation (the "Trade-mark Licence Agreement");

(vi)	the Sales Agency Agreement (in form acceptable to the Purchaser acting reasonably), executed by Wolverine and the Corporation;

(vii)	the minute books of the Parent and the Corporation;

(viii)	the Escrow Agreement executed by the Vendor, Wolverine and Stikeman Elliott LLP;

(ix)	the Loan Agreement;

(x)	an assignment or bill of sale, in a form acceptable to Black Ice, and in favour of Black Ice, with respect to the Purchased Assets; and

(xi)	an opinion from Vendor's counsel that the Vendor has the capacity to enter into this Agreement and that this Agreement has been executed and delivered by Vendor.

(d)
No Legal Action. No injunction, that remains in effect, shall have been obtained by any Person (other than the Purchaser) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

(e)
Pre-Closing Steps. All proposed transaction steps outlined in Schedule 2.6(c) have been completed at the sole expense of Wolverine to the satisfaction of the Purchaser, acting reasonably and all conveyance documents in connection therewith have been provided to the Purchaser.

6.2 Conditions for the Benefit of the Vendor.

The purchase and sale of the Purchased Shares and Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Purchaser and Black Ice contained in this Agreement must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date. However, if a representation and warranty is qualified by materiality or material adverse effect, it must be true and correct in all respects. The Vendor must receive a certificate of a senior officer of the Purchaser and Black Ice (without personal liability) as to the matters in this paragraph.

(b)
Performance of Covenants. The Purchaser must have fulfilled or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to Closing and the Vendor must receive a certificate of a senior officer of the Purchaser (without personal liability) to that effect.

(c)	Authorizations. The Authorizations listed in Section 4.1(d) above, must have been made, given or obtained.

(d)	Deliveries. The Vendor must have received the following:

(i)
certified copies of (A) the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents, (B) all resolutions of the shareholder(s) (if applicable) and the board of directors of the Purchaser approving the execution, delivery and performance of this Agreement, and (C) a list of its officers and directors authorized to sign this Agreement together with their specimen signatures;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government official of the jurisdiction of its incorporation;

(iii)
an opinion from Purchaser's counsel that each of the Purchaser and CIH has the capacity to enter into this Agreement and that this Agreement has been duly executed and delivered by each of Purchaser and CIH;

(iv)	the Sales Agency Agreement (in a form acceptable to the Vendor, acting reasonably) executed by Wolverine Tube, Inc. and the Corporation; and

(v)	the Escrow Agreement executed by the Purchaser, CIH and Stikeman Elliott LLP.

(e)
No Legal Action. No injunction, that remains in effect, shall have been obtained by any Person (other than the Vendor, the Purchaser or the Corporation) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

(f)	Pre-Closing Steps. All proposed transaction steps outlined in Schedule 2.6(c) have been completed to the satisfaction of the Vendor, acting reasonably.

ARTICLE 7
CLOSING

7.1 Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Fogler, Rubinoff LLP, 95 Wellington Street West, Suite 1200, Toronto Dominion Centre, Toronto, Ontario, at 10:00 a.m. (Toronto time) on the Closing Date or at such other place, on such other date and at such other time as the Vendor and the Purchaser may agree to in writing.

7.2 Closing Procedures.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, the Vendor will deliver actual possession of the Purchased Shares to the Purchaser and Wolverine will deliver the assignment or bill of sale for the Purchased Assets to Black Ice and upon such delivery the Purchaser and Black Ice, as applicable, will pay or satisfy the Purchase Price in accordance with Section 2.4.

ARTICLE 8
TERMINATION

8.1 Termination Rights.

This Agreement may, by notice in writing given at or prior to the Closing, be terminated:

(a)	by mutual consent of the Vendor and the Purchaser;

(b)	by the Purchaser if any of the conditions in Section 6.1 have not been satisfied as at the Closing Date and the Purchaser has not waived such condition at or prior to Closing;

(c)	by the Vendor if any of the conditions in Section 6.2 have not been satisfied as at the Closing Date and the Vendor has not waived such condition at or prior to Closing; or

(d)
by either Party if the Closing has not occurred on or before July 31, 2008 or on or before such later date as the Parties agree to in writing, provided that a Party may not terminate this Agreement under this Section 8.1(d) if it has failed to perform any one or more of its obligations or covenants under this Agreement to be performed at or prior to Closing and the Closing has not occurred because of such failure.

8.2 Effect of Termination.

(a)
If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(b)	If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that:

(i)	each Party's obligations under Section 5.3, Section 5.9, Section 11.3, Section 11.4 and Section 11.6 will survive; and

(ii)
if this Agreement is terminated by a Party because of a material breach of this Agreement by the other Party, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired and, for certainty, will not be subject to any of the limitations set out in Article 9.

ARTICLE 9
INDEMNIFICATION

9.1 Survival.

The representations and warranties contained in this Agreement and the certificates delivered pursuant to Section 6.1(a) and Section 6.1(b) survive the Closing and continue in full force and effect for a period of 18 months after the Closing Date, except that

(a)
the representations and warranties set out in Section 3.1(a), Section 3.1(f), Section 3.2(a), Section 3.2(f), Section 4.1(a), Section 4.1(e), Section 4.2(a) and Section 4.2(e) and the corresponding representations and warranties set out in the certificates delivered pursuant to Section 6.1(a) and Section 6.2(a) survive and continue in full force and effect without limitation of time;

(b)
the representations and warranties set out in Section 3.1(ff) will survive and continue in full force and effect until the expiration of the period (the "Tax Assessment Period") during which any tax assessment or reassessment or similar document may be issued by a Governmental Entity under any applicable legislation in respect of any taxation period to which such representations and warranties extend. The Tax Assessment Period shall be determined without regard to any consent, waiver, agreement or other document made or filed after the Closing Date that extends the period during which a Governmental Entity may issue an assessment, reassessment or similar document; and

(c)
any representation and warranty involving fraud or fraudulent misrepresentation by the Party giving that representation and warranty will survive and continue in full force and effect without limitation of time.

9.2 Indemnification in Favour of CIH.

Subject to Section 9.4, following Closing the Vendor will indemnify and save each of CIH, Amalco and Black Ice harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)
any breach or inaccuracy of any representation or warranty in Sections 3.1 and 3.2 or the certificate to be delivered pursuant to Section 6.1(a) for which a notice of claim under Section 9.6 has been provided to the Vendor within the applicable time period specified in Section 9.1;

(b)	any failure of the Vendor or Wolverine to perform or fulfill any of its covenants or obligations under this Agreement;

(c)
any Environmental Claims relating to any place of business that was at any time owned or leased by the Parent or the Corporation other than the lands and premises listed in Section 3.1(s) of the Disclosure Letter, including any such place of business in Montreal, Quebec or Fergus, Ontario;

(d)	any Taxes that are or become due and payable by the Parent or the Corporation with respect to any periods ending prior to the Effective Date;

(e)	any product liability or warranty claims with respect to products manufactured by the Corporation at any facility other than the Corporation's existing facility located in London, Ontario;

(f)	any obligations to former employees of the Corporation whose primary workplace was at the Corporation's facilities located in Montreal, Quebec or Fergus, Ontario;

(g)	all other obligations of the Corporation arising solely from the operations of the business of the Corporation in Montreal, Quebec and Fergus, Ontario; and

(h)	all obligations of the Corporation under the Reassignment Agreement or the Canadian Sale Agreement (as defined in the Reassignment Agreement).

9.3 Indemnification in Favour of the Vendor.

Subject to Section 9.4, following Closing CIH will indemnify and save each of the Vendor and Wolverine harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)
any breach or inaccuracy of any representation or warranty in Section 4.1 and Section 4.2 or the certificate to be delivered pursuant to Section 6.2(a), for which a notice of claim under Section 9.6 has been provided to CIH within the applicable period specified in Section 9.1; and

(b)	any failure of the Purchaser, CIH or Black Ice to perform or fulfill any of its covenants or obligations under this Agreement.

9.4 General Limitations.

(a)
A Party has no obligation or liability for indemnification or otherwise with respect to any representation or warranty made by such Party (or, if such Party is CIH, by the Purchaser) in this Agreement, or the certificates delivered pursuant to Section 6.1(a) and Section 6.2(a), after the end of the applicable time period specified in Section 9.1, except for claims specified in Section 9.2(c), Section 9.2(d), Section 9.2(e), Section 9.2(f), Section 9.2(g) and Section 9.2(h) (which obligation or liability for indemnification shall not expire), and except for claims relating to the representations and warranties that the Party has been notified of prior to the end of the applicable time period.

(b)
A Party has no obligation or liability for indemnification or otherwise with respect to any breach or inaccuracy of any of its representations or warranties in this Agreement (or, if the Party is CIH, for any of the representations or warranties of the Purchaser in this Agreement), or the certificates delivered pursuant to Section 6.1(a) or Section 6.2(a), or any failure to perform or fulfill any of its covenants or obligations in this Agreement (or, if the Party is CIH, for the Purchaser's failure to perform or fulfill any of its covenants or obligations in this Agreement), to the extent the breach, inaccuracy or failure was a result of, connected with, or arose out of, under or pursuant to the negligence or wilful misconduct of the Person (or the Purchaser, as the case may be) making the claim or any breach or inaccuracy of any representation or warranty of such Person (or the Purchaser, as the case may be) in this Agreement or the failure of such Person (or the Purchaser, as the case may be) to perform or fulfill any of its covenants or obligations in this Agreement.

(c)
The Vendor has no liability for, or obligation with respect to, any special, indirect, consequential, punitive or aggravated damages, including damages for lost profit, damages based on multiples of earnings, EBITDA, cash flow or other metrics or projections, it being understood that Third Party Claims will not be considered claims for special, indirect, consequential, punitive or aggravated damages even if such Third Party Claim itself is a claim for special, indirect, consequential, punitive or aggravated damages.

(d)
The Vendor has no liability or obligation with respect to any claims for indemnification or otherwise for environmental matters (including matters relating to public health or the protection of the environment or regulated or arising out of Environmental Laws) (the "Environmental Claims") except for claims for indemnification pursuant to Section 9.2 in respect of any Damages suffered by, imposed upon or asserted against CIH or Amalco as a result of, in respect of, connected with, or arising out of, under, or pursuant to any breach or inaccuracy of any representation or warranty in Section 3.1(z). Without limitation, the Vendor has no liability with respect to any Environmental Claims: (i) in response to a claim asserted by a Governmental Entity or other third party, for any Damages resulting from remediation or other actions that are not required by the Governmental Entity or third party; (ii) for any Damages which relate to matters, facts and circumstances occurring after the Closing, including any change in the use of the owned properties listed in Section 3.1(s) of the Disclosure Letter; (iii) for any Damages which result from CIH or Amalco, after Closing, conducting invasive investigations, sampling or monitoring of the owned properties listed in Section 3.1(s) of the Disclosure Letter except for such investigations, samplings or monitoring required by Amalco's lenders or potential lenders or by any Governmental Entity (and, for clarity, with respect to such required investigations, samplings or monitoring, only if the Damages are in respect of, connected with, or arising out of, under, or pursuant to any breach or inaccuracy of any representation or warranty in Section 3.1(z)); or (iv) for any Damages, to the extent that they were caused or exacerbated by CIH or Amalco.

(e)
The amount of any Damages subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit enuring to CIH, the Corporation, Amalco or any of their Affiliates on account of such Damages and (ii) any insurance proceeds (net of direct collection expenses) received or receivable by CIH, the Corporation, Amalco or any of their Affiliates on account of such Damages. If CIH or any of its Affiliates (including the Parent, the Corporation and/or Amalco) receives a Tax Benefit after an indemnification payment is made, CIH shall promptly pay to the Vendor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, "Tax Benefit" means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal rates payable by the Corporation or Amalco, as the case may be, if taxes were payable by the Corporation or Amalco, as the case may be.

(f)
CIH shall, and shall cause the Corporation, Amalco and their Affiliates to, seek full recovery under all insurance policies covering any Damages to the same extent as it would if such Damages were not subject to indemnification hereunder. In the event that an insurance recovery is made by CIH or any of its Affiliates (including the Parent, the Corporation and/or Amalco) with respect to any Damages for which CIH has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Vendor.

(g)
Notwithstanding anything to the contrary contained in this Article 9, there shall be no recovery for any Damages by CIH or Amalco under this Article 9, and the Damages shall not be included in meeting the stated monetary limitations under Section 9.5, to the extent the Damages arise or the amount thereof are increased as a result of any voluntary act or omission on the part of CIH, the Corporation or Amalco after Closing other than any such voluntary act or omission required in order to comply with any Law.

In addition, notwithstanding anything to the contrary contained in this Article 9, there shall be no recovery for any Damages by CIH or Amalco under Section 9.2(a) or Section 9.2(b) for any item or claim to the extent CIH or Amalco has recovered Damages relating to such item or claim under Section 9.2(c), Section 9.2(d), Section 9.2(e), Section 9.2(f), Section 9.2(g) or Section 9.2(h). Any Damages recovered under Section 9.2(c), Section 9.2(d), Section 9.2(e), Section 9.2(f), Section 9.2(g) or Section 9.2(h) shall not be included in meeting any stated monetary limitations under Section 9.5.

(h)
The parties acknowledge and agree that any Damages for which the Vendor may be liable to indemnify CIH or Amalco pursuant to Section 9.2(a) in respect of any breach or inaccuracy of any representation or warranty in Section 3.1(ff) or pursuant to Section 9.2(d) shall be determined on the basis that the aggregate of $1,000,000 of non-capital or capital losses of the Corporation for taxation years ending on or prior to the Closing Date that have not been deducted by the Corporation in computing its taxable income for any taxation year ending on or prior to the Closing Date will be applied to the maximum extent possible to reduce any Taxes assessed or reassessed against the Corporation or Amalco for such taxation years.

9.5 Monetary Limitations.

(a)
The Vendor has no liability or obligation with respect to any single claim for indemnification or otherwise with respect to the matters described in Section 9.2(a) or Section 9.2(b) unless the amount of the Damages with respect to such claim is greater than $50,000.

(b)
The Vendor has no obligation to make any payment for Damages for indemnification or otherwise with respect to the matters described in Section 9.2(a) or Section 9.2(b) until the total of all Damages with respect to such matters exceeds one percent (1.0%) of the $32,500,000, and then only for the amount by which such Damages exceed one percent (1.0%) of the $32,500,000, up to a maximum of $3,500,000.

(c)
The Vendor's aggregate liability and obligation with respect to all claims under or in respect of this Agreement, for indemnification or otherwise (except for claims for indemnification or otherwise with respect to the matters described in Section 9.2(c), Section 9.2(d), Section 9.2(e), Section 9.2(f), Section 9.2(g) and Section 9.2(h)) shall not exceed $3,500,000 and the Vendor has no obligation to make any payment for Damages for indemnification or otherwise with respect to the matters described in 9.2(a) or Section 9.2(b) once the total of all Damages with respect to such matters exceeds $3,500,000.

9.6 Notification.

(a)
If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person will promptly notify the Indemnifying Party in writing of the Third Party Claim. The notice must specify in reasonable detail, the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Damages and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim.

(b)	If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person will promptly notify the Indemnifying Party in writing of the Direct Claim.

(c)	Upon receipt of such notice, the provisions of Section 9.7 will apply to any Third Party Claim.

9.7 Procedure for Third Party Claims.

(a)
Upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim.

(b)
In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Person written notice of its election within 30 days of Indemnifying Party's receipt of notice of the Third Party Claim.

(c)	If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(i)
the Indemnifying Party will pay for all reasonable costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Person after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim; and

(ii)
the Indemnifying Party will reimburse the Indemnified Person for all reasonable costs and expenses incurred by the Indemnified Person in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim.

(d)
If the Indemnified Person undertakes the defence of the Third Party Claim, the Indemnifying Party will not be bound by any determination of the Third Party Claim or any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).

(e)
The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Person, which consent may not be unreasonably withheld, conditioned or delayed, unless:

(i)
the terms of the compromise and settlement require only the payment of money for which the Indemnified Person is entitled to full indemnification under this Agreement and the Indemnifying Party has, to the satisfaction of the Indemnified Person, acting reasonably, demonstrated its ability to make such payment; and

(ii)
the Indemnified Person is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Person may have against the Person making the Third Party Claim.

(f)
The Indemnified Person and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings; provided that failure to do so shall not invalidate any claim to indemnification made hereunder. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Person will, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Person shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Person shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

(g)
No claim shall be brought or maintained by CIH, the Purchaser, the Parent, the Corporation, Amalco or their successors or permitted assigns against any partner, officer, director, employee (present or former) of the Parent, the Corporation or the Vendor or any Affiliate of the Parent, the Corporation or the Vendor, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Vendor set forth in this Agreement or any exhibit or schedule hereto or in the Disclosure Letter or any certificate delivered hereunder.

9.8 Exclusion of Other Remedies.

Except as provided in this Section 9.8 and except in the case of fraud, the indemnities provided in Section 9.2 and Section 9.3 constitute the only remedy of CIH or the Vendor, respectively, against a Party in the event of any breach of a representation, warranty, covenant or agreement of such Party (or, if such Party is CIH, any breach of a representation, warranty, covenant or agreement of the Purchaser) contained in this Agreement. The Parties may exercise their rights of termination in Section 8.1 and their rights of indemnity in Section 5.9, Section 10.4 and Section 11.3. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security). Each of CIH, the Purchaser and the Vendor expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party.

9.9 One Recovery.

An Indemnified Person is not entitled to double recovery for any claims even though they may have resulted from the breach or inaccuracy of, or failure to perform, more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

9.10 Duty to Mitigate.

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Person to make all commercially reasonable efforts to mitigate any loss which it may suffer or incur by reason of the breach, inaccuracy or failure to perform of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any claim for indemnification can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Person shall take all commercially reasonable steps to enforce such recovery, settlement or payment and the amount of any Damages of the Indemnified Person will be reduced by the amount actually received by the Indemnified Person as a result thereof.

9.11 Adjustment to Purchase Price.

Any payment made by the Vendor to CIH under this Article 9 is a dollar-for-dollar decrease in the Purchase Price.

9.12 Indemnification by Wolverine Tube, Inc.

Wolverine agrees that it shall be jointly and severally liable with the Vendor with respect to the Vendor's obligations to indemnify CIH and Amalco under this Article 9.

ARTICLE 10

POST-CLOSING COVENANTS

10.1 Creation of Amalgamated Corporation.  Schedule

On the Closing Date, immediately following Closing, the Purchaser agrees that it will, and CIH agrees that it will cause the Purchaser to, (i) commence a winding-up of the Parent, convey all of the assets of the Parent to the Purchaser and assume all of the liabilities of the Parent, and (ii) immediately thereafter, amalgamate with the Corporation to form an amalgamated corporation ("Amalco"), pursuant to the Amalgamation Agreement and articles of amalgamation in the form attached at Schedule 10.1.

10.2 Pre-Closing Tax Returns

(a)
Vendor shall prepare, at its own expense and in a manner consistent with past practice (unless otherwise required by Law) all Tax Returns required to be filed by Parent and the Corporation after the Closing Date for any period ending on or prior to the Closing Date (the "Pre-Closing Tax Returns"). CIH shall, and shall cause Parent, the Corporation and Amalco to, provide all assistance reasonably required by the Vendor in preparing and filing such Tax Returns.

(b)
Vendor shall deliver any such Pre-Closing Tax Return to CIH for its review as soon as possible but in any event at least 45 days prior to the date on which such Pre-Closing Tax Return is required to be filed. Unless CIH objects in good faith to any item of the draft Pre-Closing Tax Return and delivers notice of such objection, specifying the items in dispute, to the Vendor within ten (10) days of receiving the draft Pre-Closing Tax Return in accordance with Section 10.2(c), the Pre-Closing Tax Return shall be filed.

(c)
In the event that CIH objects in good faith to any item of the draft Pre-Closing Tax Return, CIH shall so advise the Vendor by delivery to the Vendor of a notice within ten (10) days after the delivery by the Vendor to CIH of the draft Pre-Closing Tax Return. CIH and Vendor, each acting reasonably and in good faith, shall diligently work to resolve all items in dispute set out in such notice at least two (2) Business Days prior to the date such Pre-Closing Tax Return is required to be filed. If CIH and Vendor resolve such items, such Pre-Closing Tax Return, revised to reflect such resolution, shall be filed. If CIH and Vendor do not resolve such items at least two (2) Business Days prior to the date such Pre-Closing Tax Return is required to be filed, the Pre-Closing Tax Return shall be finalized by the Auditor whose determination shall be final and binding on the Parties. In the event the Auditor is unable to make its determination prior to the date such Pre-Closing Tax Return is required to be filed, the form prepared by the Vendor shall be filed and as soon as practicable following the determination by the Auditor an amended Pre-Closing Tax Return will be filed.

(d)	CIH shall cause Parent or the Corporation, as the case may be, to execute and file the Pre-Closing Tax Return referred to in Section 10.2(b) or Section 10.2(c).

(e)
The parties agree that, notwithstanding anything to the contrary contained herein, the provisions in this Section 10.2 do not apply to the Tax Returns for the Parent or the Corporation for the year ended December 31, 2007, which were filed on or before June 30, 2008.

10.3 Access to Books and Records

For a period of six years from the Closing Date or for such longer period as may be required by Law, CIH will cause the Corporation and/or Amalco to retain all original books and records relating to the Corporation existing on the Closing Date. So long as any such books and records are retained by the Corporation and/or Amalco pursuant to this Agreement, the Vendor has the right to inspect and to make copies (at its own expense) of them at any time upon reasonable request for any proper purpose and without undue interference to the business operations of the Corporation and/or Amalco and CIH shall cause the Corporation and/or Amalco to provide the Vendor with access to and copies of such books and records in accordance with the foregoing.

10.4 Director and Officer Indemnification.

For a period of 5 years after the Closing Date, CIH shall not, and shall not permit the Corporation, Amalco or any successor, by amalgamation or otherwise, or permitted assigns, to amend, repeal or modify any provision in the Corporation's or Amalco's articles of incorporation or by-laws relating to the exculpation or indemnification of any current or former officer or director (unless required by law), it being the intent of the Parties that the officers and directors of the Corporation and of Amalco continue to be entitled to such exculpation and indemnification to the full extent of the law. If the Corporation, Amalco or any successor or assign (i) consolidates or amalgamates with or merges into any other Person, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Corporation assume all of the obligations set forth in this Section 10.4. This Section 10.4 is intended for the benefit of, and is enforceable by, each current and former officer and director of the Corporation and his or her heirs, executors and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

10.5 Further Assurances, Accounts Receivable.

(a)
From time to time after the Closing Date, each Party will, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares and the Purchased Assets and to carry out the terms of this Agreement.

(b)
From and after the Closing Date, the Vendor shall not, in any way interfere with the collection of the Wolverine Owned Receivables, and Wolverine shall, at the request of Black Ice or Amalco, use commercially reasonable efforts to assist Black Ice with the collection of the Wolverine Owned Receivables, provided that Wolverine shall not be required to incur any third party costs in connection therewith.

10.6 Non-Competition - CIH and Affiliates.

(a)
Subject to the Sales Agency Agreement and to Section 10.6(c), from the date of this Agreement, CIH shall not, and CIH shall ensure that Amalco and any Affiliate of CIH shall not, in each case on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever (including as principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by and through any Person or otherwise):

(i)
canvas or solicit the business of (or procure or assist in canvassing or soliciting the business of) (i) any Exclusive Customer any where in the world until the CIH Non-Compete Termination Date, or (ii) any Agency Customer in the United States of America or in Mexico in respect of any Products until December 31, 2010;

(ii)
accept (or procure or assist the acceptance of) (i) any business from any Exclusive Customer any where in the world until the CIH Non-Compete Termination Date, or (ii) any Agency Customer in the United States of America or in Mexico in respect of any Products until December 31, 2010;

(iii)
supply (or procure or assist the supply of) (i) any goods or services to any Exclusive Customer any where in the world until CIH Non-Compete Termination Date, or (ii) any Agency Customer in the United States of America or in Mexico in respect of any Products until December 31, 2010.

(b)
Subject to Section 10.8(b), Amalco is not subject to Section 10.6(a) with respect to the sale of copper plumbing or refrigeration tube to any Exclusive Customer provided such copper plumbing or refrigeration tube is delivered to such customer in Canada.

(c)
For purposes hereof, "Exclusive Customer" means any business or Person listed on Exhibit II to this Agreement, any successor thereof and any business or Person to whom such first-mentioned business or Person or any successor thereof transfers all or substantially all of its business which uses products manufactured by Wolverine Tube, Inc., Amalco or their Affiliates.

(d)
For purposes hereof, "Agency Customer" means any business or Person listed on Exhibit III to this Agreement, any successor thereof and any business or Person to whom such first-mentioned business or Person or any successor thereof transfers all or substantially all of its business which uses products manufactured by Wolverine Tube, Inc., Amalco or their Affiliates; provided that Spinco Metal Products, Inc. shall be deemed deleted from Exhibit III when the letter agreement dated May 12, 2008 (with an effective date of May 31, 2008) between Spinco Metal Products, Inc. and Wolverine Tube, Inc. expires and that A.Y. McDonald or W.C. Wood shall be deemed deleted from Exhibit III when such business or Person is, pursuant to the Sales Agency Agreement, deemed deleted from Exhibit B to the Sales Agency Agreement.

(e)
For purposes hereof, "Products" means copper tube products manufactured or distributed by Amalco at its facility in London, Ontario, Canada other than copper plumbing and refrigeration products manufactured or distributed by Amalco.

10.7 Copper Rod and Bar Products.

From the date of this Agreement until the seventh (7th) anniversary of the Closing Date, CIH shall not, and CIH shall ensure that Amalco and any Affiliate of CIH shall not, in each case on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever (including as principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by and through any Person or otherwise), manufacture or sell any copper or copper alloy rod or bar products in Canada, the United States of America or Mexico.

10.8 Non Competition - Vendor and Affiliates.

(a)
Subject to Section 10.8(b), from the date of this Agreement until the Wolverine Non-Compete Termination Date, the Vendor shall not, and the Vendor shall ensure that its Affiliates (other than Amalco or any of its Subsidiaries, if Amalco becomes an Affiliate of the Vendor) shall not, in each case on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever (including as principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by and through any Person or otherwise):

(i)	canvas or solicit the business of (or procure or assist in canvassing or soliciting the business of) any Canadian Wholesale Customer in Canada or any Canadian Industrial Customer in Canada;

(ii)	accept (or procure or assist the acceptance of) any business from any Canadian Wholesale Customer in Canada or any Canadian Industrial Customer in Canada;

(iii)	supply (or procure or assist the supply of) any goods or services to any Canadian Wholesale Customer in Canada or any Canadian Industrial Customer in Canada.

(b)
If any Exclusive Customer wishes to deal with only one of Amalco or Wolverine Tube, Inc., then with respect to such Exclusive Customer, Wolverine Tube, Inc. will not be subject to Section 10.8(a) and Amalco will be subject to Section 10.6(a), and all copper plumbing or refrigeration tube Wolverine Tube, Inc. sells to such Exclusive Customer for delivery anywhere in Canada will be manufactured or distributed by Amalco and will be sold at prices established from time to time by Amalco for such copper plumbing or refrigeration tube.

(c)	For purposes hereof, "Canadian Wholesale Customer" means any business or Person who purchases copper plumbing or refrigeration tube.

(d)
For purposes hereof, "Canadian Industrial Customer" means any business or Person who purchases industrial tube, other than any such business or Person listed on Exhibit I or Exhibit II and any successor thereof and any business or Person to whom a business or Person listed in Exhibit I or Exhibit II or any successor thereof transfers all or substantially all of its business which uses any product manufactured by Wolverine Tube, Inc. or any of its Affiliates.

10.9 Montreal Facility.

If, at any time prior to the Wolverine Non-Compete Termination Date, the Vendor enters into an agreement for the sale of the Montreal Facility, the Vendor agrees that such sale agreement will provide that the purchaser of the Montreal Facility and any successors or assigns shall not manufacture, distribute or sell any plumbing, industrial or refrigeration copper tube products or copper or copper alloy plumbing fittings at or from the Montreal Facility until on or after the seventh (7th) anniversary of the Closing Date. In addition, such covenant will be provided by the purchaser of the Montreal Facility (and will bind its successors and assigns) in favour of Amalco provided that Amalco provides a covenant in the form of the covenant contained in Section 10.7 hereof to the said purchaser of the Montreal Facility and any successors or assigns of the purchaser of the Montreal Facility.

10.10 Portfolio Exemption.

Neither CIH nor the Vendor shall be in default under Section 10.6, Section 10.7 or Section 10.8 (as applicable) by virtue of its holding as a passive investor not more than five percent (5%) (including equity interests held by any Persons acting jointly or in concert with it) of the issued and outstanding equity interests of a Person, the equity interests of which are listed on a recognized stock exchange and provided it has no other connection whatsoever with such Person.

10.11 Existing Contracts or Quotes. Schedule

For each contract or quote listed in Schedule 10.11  (all of which are contracts or quotes between Wolverine Tube, Inc. and customers), from and after Closing and until the termination or expiration of such contract or quote, CIH shall cause Amalco to supply such customers with the products referred to in such contract or quote which are currently manufactured by the Corporation, in the quantities, at the times and for the prices set out in such contract or quote. With respect to each such contract or quote, Amalco will continue its current practice of billing such customers directly for such products.

ARTICLE 11

MISCELLANEOUS

11.1 Notices.

Any notice, direction or other communication (each a "Notice") given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to the Vendor at:
c/o Wolverine Tube, Inc.
200 Clinton Avenue
Suite 1000
Huntsville, Alabama
USA 35801

Attention:	President
Facsimile:	256-580-3996

with a copy to (which shall not constitute notice):

Stikeman Elliott LLP 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9

Attention:	Karen Jackson and Simon Romano
Facsimile:	416-947-0866

(b)	to the Purchaser or CIH at:

Black Ice Capital Corp. c/o Royal Capital Management Corp. 4100 Yonge Street Suite 504 Toronto, Ontario Canada M2P 2G2

Attention:	Jean Noelting
Facsimile:	416-221-1253

with a copy to (which shall not constitute notice):
Fogler, Rubinoff LLP 95 Wellington Street West Suite 1200 Toronto-Dominion Centre Toronto, Ontario M5J 2Z9

Attention:	Michael Slan
Facsimile:	416-941-8852

A Notice is deemed to be delivered and received (i) if sent by personal delivery or same-day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party's address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

11.2 Time of the Essence.

Time is of the essence in this Agreement.

11.3 Brokers.

The Vendor shall indemnify and save harmless the Purchaser from and against any and all claims, losses and costs whatsoever for any fee, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendor. CIH shall indemnify and save harmless the Vendor from and against any and all claims, losses and costs whatsoever for any fee, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser. These indemnities are not subject to any of the limitations set out in Article 9.

11.4 Announcements.

No press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated in this Agreement may be made except (i) with the prior written consent of the Vendor and the Purchaser, which consent shall not be unreasonably withheld or delayed, or (ii) where required by Law or a Governmental Entity.

11.5 Third Party Beneficiaries.

Except as otherwise provided in Section 10.4, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the directors and officers of the Corporation referred to in Section 10.4, no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights, granted by or under this Agreement to any Person who is not a Party, at any time and in any way whatsoever, without notice to or consent of that Person, including any director or officer of the Corporation referred to in Section 10.4.

11.6 Expenses.

Each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by them. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

11.7 Amendments.

Subject to Section 11.8, this Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendor and the Purchaser.

11.8 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

11.9 Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing.

11.10 Entire Agreement.

This Agreement, together with the Confidentiality Agreement, the Amalgamation Agreement, the Transitional Services Agreement, the Sales Agency Agreement and the Trade-mark Licence Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Purchaser has not relied and is not relying on any other information (including any information in the Confidential Information Memorandum), discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

11.11 Successors and Assigns.

(a)
This Agreement becomes effective only when executed by the Vendor, Wolverine, the Purchaser, CIH and Black Ice. After that time, it is binding on and enures to the benefit of the Vendor, Wolverine, the Purchaser, CIH and Black Ice and their respective successors and permitted assigns.

(b)
Subject to Section 10.7 and Section 10.9, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.

11.12 Invalid Provisions.

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

11.13 Governing Law.

(a)	This Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)
Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(c)
Each of the Vendor, the Purchaser and CIH waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action or liability directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Vendor, the Purchaser and CIH:

(i)
certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action or liability, seek to enforce the foregoing waiver, and

(ii)
acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.13(c).

11.14 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement as of the ____ day of July, 2008.

WOLVERINE TUBE CANADA LIMITED PARTNERSHIP, by its general partner, 3072453 NOVA SCOTIA COMPANY

By:	/s/
Authorized Signing Officer

WOLVERINE TUBE, INC.

By:	/s/
Authorized Signing Officer

2172945 ONTARIO LIMITED

By:	/s/
Authorized Signing Officer

COPPER INVESTMENTS HOLDING INC.

By:	/s/
Authorized Signing Officer

BLACK ICE CAPITAL CORP.

By:	/s/
Authorized Signing Officer

SCHEDULE 2.6(A)

FEES PAID BY THE CORPORATION PRIOR TO MAY 25, 2008

Sector 3	Metal Appraisal	$7,412
Dovebid	Building Appraisal	$8,063
Cushman	Real Estate Appraisal	$6,047
WSP Environmental	Environmental Review	$2,861
Ernst & Young	EBITDA Bridge	$40,000
CIT	Loan Fee	$30,117
Merrill Comm	Loan Fee	$113
Total		$94,613

SCHEDULE 2.6(C)

PRE-CLOSING STEPS

Please see attached.

SCHEDULE 5.1(b)
EXCLUDED ACCOUNTS RECEIVABLE AS OF CLOSING DATE

			INVOICE AMOUNT
CUSTOMER	CCN	INVOICE #	CDN $	US $

Alliance International	2502	CD 674973	$272.34
St. Jacobs, ON		CL 689125	23,039.48
		CL 690067	343.93
		CL 690082	174,737.93
		CL 690408	63,390.60

TOTAL			$261,784.28

Cello Products Inc.	1069	LO 690505	54,029.80
Cambridge, ON		LO 690506	16,070.15
		LO 690507	54,763.59

TOTAL			$124,863.54

Elkhart Products Corp	5054	CL 907090		$1,264.88
Elkhart, IN		CL 907091		948.32
		CL 907092		2,212.51
		CL 907093		1,813.85
		CL 907094		221.02
		CL 907095		2,209.10
		CL 907096		3,478.04
		EC 907089		1,096.32
		EC 907097		3,908.82
		EC 907109		2,788.16
		EC 688194		99,919.79
		EC 688371		33,403.34
		EC 688374		49,578.31
		EC 688375		19,389.19
		EC 688377		17,968.83
		EC 688638		46,045.19
		EC 688755		100,285.91
		EC 689114		27,037.59
		EC 689313		101,282.51
		EC 689474		15,594.31
		EC 689477		2,945.09

			INVOICE AMOUNT
CUSTOMER	CCN	INVOICE #	CDN $	US $
Elkhart (cont'd)
		EC 689479		8,713.25
		EC 689833		8,453.47
		EC 689829		22,710.22
		EC 689831		39,727.71
		EC 689832		18,762.12
	5054	EC 689871		12,499.23
		EC 689872		14,481.13
		EC 689873		4,952.65
		EC 689874		8,429.22
		EC 689876		4,895.95
		EC 689877		4,826.35
		EC 689941		14,889.23
		EC 689983		1,224.56
		EC 689984		9,510.78
		EC 690028		4,840.37
		EC 690029		5,363.71
		LO 690036		12,759.46
		EC 690130		12,125.87
		EC 690131		5,718.80
		EC 690132		10,763.04
		EC 690133		3,306.65
		EC 690174		5,338.52
		EC 690175		3,278.83
		EC 690176		4,250.50
		EC 690240		13,502.60
		EC 690241		20,440.75
		EC 690243		8,954.65
		EC 690244		1,397.64
		EC 690246		7,141.13
		EC 690148		5,183.73
		EC 690239		15,994.42
		EC 690242		10,751.25
		EC 690245		21,770.28
		EC 690247		10,131.48
		EC 690249		7,237.60
		EC 690250		11,437.31
		EC 690251		13,832.23
		EC 690292		4,596.61
		EC 690293		9,799.22
		EC 690294		15,478.65

			INVOICE AMOUNT
CUSTOMER	CCN	INVOICE #	CDN $	US $
Elkhart (cont'd)		EC 690297		8,440.07
		EC 690355		2,677.81
		EC 690356		5,006.21
		EC 690357		3,836.66
		EC 690360		2,662.46
		EC 690361		4,800.22
		EC 690362		2,232.54
		EC 690416		4,004.54
		EC 690498		26,830.88
		EC 690499		8,755.82
		EC 690500		2,470.89
		EC 690501		3,721.95
	5054	EC 690502		8,041.52
		EC 690503		7,107.07
		EC 690504		6,701.33
		EC 690532		10,390.38
		LO 690544		12,303.20
		EC 690558		7,310.05
		EC 690593		7,026.57
		EC 690594		7,137.12
		EC 690595		9,134.11
		EC 690596		35,635.62
		EC 690597		13,383.12
		EC 690598		3,686.12
		EC 690599		18,378.78
		EC 690609		1,967.61
		EC 690610		4,934.94
		EC 690634		4,058.42
		EC 690678		3,398.55
		EC 690693		14,028.06
		EC 690733		4,671.38
		EC 690734		5,919.98
		EC 690765		10,261.62
		EC 690766		6,374.27
		EC 690796		13,616.81
		LO 690893		12,743.98
		EC 690947		49,834.78
		EC 690948		19,043.76
		EC 690949		36,641.78
		EC 690950		5,087.14

TOTAL				$1,367,120.37

			INVOICE AMOUNT
CUSTOMER	CCN	INVOICE #	CDN $	US $
Wolseley Canada, Inc.		CL 689506	$17,600.46
Laval, QC		Cl 689778	43,433.27
		CL 689780	133,755.12
		CL 689878	6,929.46
		CL 689880	5,952.21
		CL 689918	16,080.03
		CL 689949	692.96
		CL 689950	5,134.64
		CL 689951	4,947.81
		CL 689957	8,526.21
		CL 689958	25,623.44
		CL 689959	8,298.77
		CL 689963	10,083.49
		CL 689965	5,289.10
		CL 689966	12,955.59
		CL 690015	41,360.30
		CL 690018	59,484.11
		CL 690021	40,996.47
		CL 690633	420.57
		CL 690643	5,395.09
		CL 690646	4,701.42
		CL 690647	14,064.24
		CL 690664	69,104.75
		CL 690699	2,018.74
		CL 690704	1,202.22
		CL 690705	3,639.27
		CL 690721	13,160.26
		CL 690725	11,875.17
		CL 690727	12,366.83
		CL 690822	1,345.84
		CL 690834	3,051.81
		CL 690958	18,447.34
		CL 690986	8,116.20
		CL 691002	24,183.15
		CL 691006	12,227.72
		CL 690671	38,615.88
		CL 690980	12,830.45
		CL 690981	2,371.72
		CL 69068	1,088.90
		CL 690076	9,901.54

TOTAL			$717,272.55

			INVOICE AMOUNT
CUSTOMER	CCN	INVOICE #	CDN $	US $

W.C. Wood Co. Ltd.		LO 690813		$65,942.23
Guelph, ON		LO 690814		27,360.22

TOTAL				$93,302.45

SCHEDULE 10.1

AMALGAMATION AGREEMENT AND

ARTICLES OF AMALGAMATION

See attached.

SCHEDULE 10.11

EXISTING CONTRACTS AND QUOTES

See attached.

EXHIBIT I

Exclusions from Canadian Customers

1.	Mestek

2.	Camus Hydronics

3.	Thermohydronics

4.	Chilcon

5.	Koolair

6.	KeepRite Heating and Cooling Products

EXHIBIT II

Exclusive Customers

1.	Trane Inc.

2.	Carrier Corporation

3.	Johnson Controls Inc.

4.	Goodmans

5.	General Electric

6.	Whirlpool

7.	Electrolux

8.	Emerson

9.	Rheem

EXHIBIT III

AGENCY CUSTOMERS

1.	A.Y. McDonald

2.	Ryerson-Tull

3.	Diversified Heat Transfer

4.	Ingersol Rand Company and all of its Affiliates (Trane, Home Depot Supply, ThermoKing, Map Industries)

5.	J.M. Fry

6.	Luvata

7.	The CES Group (Temtrol, Mammoth, Webco, Nordyne, Nortek, Hunt Air, Ventrol)

8.	PVI Industries

9.	Refrigeration Research

10.	Spinco Metal Products, Inc.

11.	Turbotec

12.	W.C. Wood

13.	I.E.C. (now Thermocline)

14.	Koax

15.	Dayco